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                                                                     Exhibit 5.1



                                  May 24, 2001


Strategic Solutions, Inc.
1598 Whitehall Road, Suite E
Annapolis, Maryland 21401


     Re: Registration Statement On Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about May 24, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 1,250,000 shares of your Common Stock (the "Shares"), to be offered for sale by the Selling Shareholder named therein. As legal counsel for Strategic Solutions, Inc., we have examined the proceedings taken in connection with the sale of the Shares by the Selling Shareholder in the manner set forth in the Registration Statement in the Section entitled "Plan of Distribution." It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

                              Very truly yours,


                              POWELL, GOLDSTEIN, FRAZER & MURPHY LLP